Exhibit 4.2
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is made as of September 1, 2007, by and between Solar Power, Inc., having a principal place of business at 1115 Orlando Avenue, Roseville, CA 95661-5247 (the “Company”), and Steven Kay, having a principal place of business at 100 The Embarcadero, Penthouse, San Francisco, CA 94105-1291 (the “Consultant”).
     In consideration of services rendered and to be rendered, the mutual covenants set forth herein and for other valuable consideration, receipt and adequacy of which is acknowledged, the Company and the Consultant agree as follows:
     1. Term of the Contract. This Agreement will be effective for one year as of September 1, 2007.
     2. Services to be Provided. Consultant agrees to provide the Company with sales leads for its franchise division.
     3. Independent Contractor. It is the express intention of the parties that Consultant is an independent contractor and not an employee, agent, joint venturer, partner or representative of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee. Both parties acknowledge that Consultant is not an employee for state or federal tax purposes. Consultant will be responsible for payment, staffing, worker’s compensation coverage and related matters for any people that Consultant may employ.
     4. Method of Performing Services. Consultant will determine the method, details, and means of performing the above-described services. Consultant further agrees that the services to be performed will be conducted in a professional and competent manner in conformity with this Agreement and all Company policies, including its General Confidentiality and Disclosure policy. In providing the services hereunder, the Consultant will comply with all applicable laws, rules, regulations and standards of any public authority having jurisdiction.
     5. Compensation for Services. In consideration for the services to be performed by Consultant, Company agrees to issue the Consultant 50,000 warrants to purchase common stock of Solar Power, Inc. at an exercise price of $1.00 and to register said warrants on Form S-8.
     6. Ownership of Inventions; Representations and Indemnification.
          6.1. Consultant agrees that it will not incorporate into any work performed for Company any trade secrets, confidential information, or other information in violation of any third party’s rights, and represents that it will not employ any persons to assist or work on Company’s products unless such person can certify that they will not use any trade secrets, patents or other information in violation of any third party’s rights. Consultant further certifies that Consultant has no outstanding agreements or obligations that would conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions of this

Agreement.
          6.2. Consultant agrees that all notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secretes, copyrightable material, as well as all derivatives and modifications thereof and thereto (collectively, the “Inventions”) conceived of, made or discovered by Consultant, solely or in collaboration with others, which are created in furtherance of the services to be performed by Consultant pursuant to this Agreement, as well as any and all intellectual property rights therein and thereto, are the sole property of the Company. In addition, any Inventions that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined under the copyright laws of the United States, as amended from time to time. Consultant agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any intellectual property rights relating thereto.
          6.3. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions and any intellectual property rights relating thereto. Consultant agrees that Consultant’s obligation to execute, or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after termination of this Agreement.
          6.4. Omitted
          6.5. Omitted
          6.6. Notwithstanding anything else contained in this Agreement, Consultant makes no representation and shall not be obligated to provide Company with any rights in “off the shelf” software in connection with the services to be performed by Consultant pursuant to this Agreement.
     7. State and Federal Taxes. Consultant is responsible for paying all required state and federal taxes. In particular, the Company will not withhold FICA, make state or federal unemployment insurance contributions, withhold state or federal income taxes, make disability insurance contributions or obtain workers’ compensation insurance on behalf of Consultant or any of Consultant’s employees or subcontractors.
     8. No Privileges for Consultant. Consultant understands and agrees that neither it nor any of Consultant’s employees or subcontracts shall be entitled to any of the rights and privileges of the Company’s employees, including, but not limited to retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay or overtime pay.
     9. Payment of Expenses. In addition to the compensation to be paid to Consultant pursuant to Section 5 above, Company shall pay Consultant its actual out-of—pocket expense reasonably incurred by Consultant in furtherance of its performance hereunder including, without limitation, amounts incurred for travel, specialized hardware and third party software to be incorporated into the deliverables and products under this Agreement. The Consultant shall submit receipts and required reports for reimbursement.
     10. Time Devoted to Company. Consultant agrees to devote a reasonable amount of time necessary to perform the services under this Agreement. Consultant may represent, perform services for, and be employed by such additional persons or companies as a consultant or employee, so long as such additional services does not materially interfere with the services to be rendered by Consultant to Company pursuant to this Agreement.
     11. Hours During Which Services May Be Performed. Consultant may perform the services under this Agreement at any suitable time and location that Consultant sees fit, provided that Consultant will attempt to attend any meetings at the Company as may be reasonably requested by the Company’s CEO.
     12. Assignment of Consultant’s Duties. This Agreement may not be assigned by Consultant without the prior written consent of Company.
     13. Restrictions on Insider Trading. Consultant acknowledges that it is aware, and that it will advise its agents and affiliates who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant agrees that it will not, and it will cause each of the aforementioned persons to not violate any provisions of this paragraph or the United States securities laws or the analogous laws of any state or foreign government, until such time as this Agreement has terminated and Consultant has ceased having access to any confidential information.
     14. Confidentiality and Non-Disclosure. Consultant agrees to execute the form of Proprietary Information and Confidentiality Agreement attached hereto as Exhibit A.
     15. Expiration of Agreement. Unless otherwise terminated or extended as provided herein, this Agreement shall automatically terminate on August 31, 2008 .
     16. Termination. Notwithstanding any other term contained herein, this Agreement shall be terminated immediately by either party upon a breach by the other party of any of the terms in this Agreement.
          16.1. Termination on the Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of any of the following events:
(i)	Bankruptcy or insolvency of either party; or

(ii)	Dissolution of either party.

(iii)	Upon thirty days written notice by the Company or by the Consultant.
          16.2. Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party for any reason, without cause.
          16.3. Effect of Termination. Notwithstanding anything else contained in this Agreement, termination of this Agreement shall not affect Company’s obligation to pay Consultant for services rendered and expenses incurred by Consultant through the date of termination.
     17. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by facsimile or by an overnight courier service or three (3) days after deposit in the U.S. Mail, certified with postage prepaid, addressed as follows:

If to the Company:	Solar Power, Inc.
1115 Orlando Avenue
Roseville, CA 95661-5247
Facsimile: (916) 745-0999
Attn: CEO

If to the Consultant:	Steven Kay
100 The Embarcadero, Penthouse
San Francisco, CA 94105-1291
Facsimile: (415) 512-9277
or to such other addresses as a party may designate by five (5) days’ prior written notice to the other party.
     18. Entire Agreement; Modification. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for Company and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification, amendment or waiver of this Agreement will be effective only if it is in writing signed by the party to be charged.
     19. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
     20. Arbitration. Disputes arising under this Agreement shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the “AAA”) for Commercial Arbitration (the “Rules”). Such arbitration shall be held in Sacramento County, California, or at such other location as mutually agreed to by the parties to the dispute. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The determination of the arbitrator pursuant to this Section 20 shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.
     21. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
     22. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.
     23. Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

     WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents.

COMPANY Solar Power, Inc.
/s/ Stephen C. Kircher
Stephen C. Kircher, CEO
September 1, 2007 Date

CONSULTANT
/s/ Steven Kay
Steven Kay
September 1, 2007 Date

EXHIBIT A
SOLAR POWER, INC.
PROPRIETARY INFORMATION AND CONFIDENTIALITY AGREEMENT
Stephen Kay, with principal address at 100 The Embarcadero, Penthouse, San Francisco, CA 94105-1291 (“Consultant”) is retained by Solar Power, Inc., with principal address at 1115 Orlando Avenue, Roseville, CA 95661-5247 (“Company”) to provide management services related to the Company’s strategic marketing programs and as a Consultant shall participate in telephone conferences and meetings as the Company may request (“Engagement”). During the Engagement, Consultant may learn, or be exposed to, information which the Company maintains as confidential information, kept secret from its competitors and not disclosed to the public. Consultant enters into this Proprietary Information and Confidentiality Agreement (the “Agreement”) in consideration of the Engagement by the Company. Consultant represents that it has not, and agrees that it will not, enter into any other agreement, oral or written, which is in conflict or inconsistent with the terms of this Agreement.
1. DEFINITIONS AND TERM
     1.1. Proprietary Information. The term “Confidential and Proprietary Information” relates to the following classes of information related to the Company s business:
          1.1.1. Trade secrets and other information which is owned by the Company, which includes, but is not limited to, processes, process parameters, methods or practice of operations or manufacturing, technical plans, schematics, drawings, formulas and related documentation, customer lists, distribution lists, financial information, customer needs, market analysis, and another compilations of information which relate to the Company’s business, which has not been released by the Company as general public information, and from which economic or competitive advantage is sought by the Company in maintaining the non-disclosure of such information.
          1.1.2. The Company relations with its employees, including without limitation salaries, job classifications and skill levels.
          1.1.3. Financial sales and marketing data compiled by or on behalf of the Company, as well as all financial, sales, marketing and business plans or strategies, customer lists and nonpublic pricing.
          1.1.4. Any and all other information designated by the Company as Confidential and Proprietary Information, or which the Company maintains secret through limited access and non-distribution.
2. DISCLOSURE OF CONFIDENTIAL INFORMATION
     2.1. Acknowledgment of Confidential Disclosure. Consultant acknowledges that during the term of Engagement with the Company. Consultant will have access to and become acquainted with the Company’s non-public Confidential and Proprietary Information

     2.2. No Use or Disclosure. Consultant agrees not to use or disclose, directly or indirectly, any of the Company’s Confidential and Proprietary Information at any time or in any manner, except as required in the course of Engagement with the Company pursuant to procedures which will insure maintenance of the secrecy of that information. Consultant’s obligations under this paragraph are continuing and shall survive termination of Consultant’s Engagement with the Company.
     2.3. No Disclosure or Use of Other’s Secrets. Consultant agrees not to disclose to the Company or use on the Company’s behalf any confidential information or trade secrets obtained from other companies or persons, and further promises not to bring confidential information or trade secrets of others onto the Company’s premises.
3. RESTRICTIONS ON CONSULTANT
     3.1 No Competitive Planning. While Engaged by the Company, Consultant agrees not to undertake any planning for any outside business activity competitive with the profit unit of the Company for which Consultant works.
     3.2. No Hiring of Other Employees. While Engaged by the Company and for six months after that Engagement ends, Consultant agrees not to employ or attempt to employ, in competition with the Company, any of the Company’s other employees; provided, however, that the foregoing shall not in any manner limit or otherwise restrict the Consultant’s obligations not to use or disclose any Confidential or Proprietary Information in connection with such attempts, whether direct or indirect.
     3.3. No Solicitation of Customers. While Engaged by the Company and for twelve months after that Engagement ends, Consultant agrees not to knowingly divert or attempt to divert (by solicitation or other means), whether direct or indirect, the Company’s customers existing at the time Engagement ends; provided, however, that the foregoing shall not in any manner limit or otherwise restrict the Consultant’s obligations not to use or disclose any Confidential or Proprietary Information in connection with such attempts, whether direct or indirect.
4. [INTENTIONALLY OMITTED]
5. GENERAL PROVISIONS
     5.1. Governing Law. This Agreement, made in Granite Bay, California, shall be governed by, and construed in accordance with, the Laws of the State of California, notwithstanding conflicts of law principles.
     5.2. Notification of New Employer. The Company shall have the right to notify any future employers of Consultant of Consultant’s rights and obligations under this Agreement.
     5.3. Entire Agreement. This Agreement, together with the Consulting Agreement, dated as of the date hereof, between the Company and Consultant, sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and merges an prior discussions and agreements with respect to such matter. No modification or amendment to this Agreement nor any waiver of any right under this Agreement will be effective unless in writing and signed by both parties hereto. Any changes in Consultant’s duties, salary or compensation or status of Engagement will not affect the validity or scope of this Agreement.
     5.4. Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.
     5.5. Successors and Assigns. This Agreement will be binding upon any of successor or assign of Consultant, and will be for the benefit of the Company, its successors and its assigns.
     5.6. No Grant of Rights. Nothing in this Agreement shall be construed as granting to Consultant any right or license to use Confidential and Proprietary Information, other than as required in the performance of its Engagement duties on behalf of the Company.
     5.7. Injunctive Relief. Consultant acknowledges and agrees that any unauthorized use or disclosure of the Company’s Confidential and Proprietary Information would result in irreparable injury to the Company, and that the Company shall be entitled to obtain injunctive relief, in addition to any other remedies available, to enforce the terms and provisions of this Agreement.
     5.8. Attorneys Fees. If the services of an attorney are required by any party to secure the performance of any act required hereunder, or otherwise upon the breach of any term or condition herein, or if any judicial remedy is necessary to enforce the terms hereof, the party seeking and receiving such relief shall be entitled to an award of it costs, including attorneys fees, in addition to any other relief to which that party may be entitled.
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     WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents.

Solar Power, Inc.
/s/ Stephen C. Kircher
Stephen C. Kircher, CEO
September 1, 2007 Date

CONSULTANT
/s/ Steven Kay
Steven Kay
September 1, 2007 Date